Exhibit 10.3

DEBT CANCELLATION AND RELEASE AGREEMENT

This Debt Cancellation and Release Agreement (the “Agreement”) is entered into effective as of the ___ day of June, 2026 by and between The Greater Cannabis Company, Inc., a Florida Corporation (the “Company”), and 02490585 Ontario Inc. (Elisha Kalfa), and Yonah Kalfa (“Debt Holders”), collectively referred to hereinafter as the “Parties” or individually as a “Party”.

WHEREAS, Debt Holders are entitled to receive One Hundred Eighty Thousand Dollars ($180,000), on the books and records of the Company (the “Debt”);

WHEREAS, the Parties desire to enter into an agreement providing for the cancellation, satisfaction, release, and extinguishment of the Debt;

WHEREAS, the Parties acknowledge and agree that the Debt has been fully compromised, settled, and extinguished pursuant to the terms of this Agreement; and

WHEREAS, the Parties desire to resolve fully and finally all matters relating to the Debt and to release one another from any claims arising therefrom.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Settlement and Cancellation of Debt. Subject to all of the conditions, covenants, obligations, and restrictions contained herein, the Parties agree that the Debt shall be deemed fully settled, satisfied, canceled, released, discharged, and extinguished upon the execution of this Agreement (the “Settlement Payment”):

1.1.	Cancellation of Debt. Effective as of the date hereof, Debt Holders hereby irrevocably and unconditionally cancel, forgive, release, and discharge the Debt in its entirety, including all accrued and unpaid principal, interest, fees, penalties, costs, expenses, and any other amounts of any nature whatsoever arising therefrom (the “Settled Debt”). Debt Holders acknowledge and agree that the Settled Debt is being compromised, satisfied, canceled, released, discharged, and extinguished in full and that neither the Company nor any of its present or future officers, directors, shareholders, employees, agents, successors, or assigns shall have any further liability or obligation whatsoever with respect thereto. Debt Holders further acknowledge and agree that the cancellation and release of the Settled Debt is absolute and unconditional and that the Settled Debt shall not be reinstated, reissued, novated, refinanced, replaced, or otherwise revived, directly or indirectly, following the execution of this Agreement.

2.	Acknowledgment of Full Satisfaction of the Settled Debt. Debt Holders acknowledge and agree that the consideration and mutual covenants provided herein constitute full and complete satisfaction of the Settled Debt and that no past, present, or future liability exists therefrom. Debt Holders further acknowledge and agree that:

2.1.	the Settled Debt has been fully compromised, settled, satisfied, canceled, released, discharged, and extinguished;

2.2.	neither the Company nor any of its past, present, or future officers, directors, shareholders, employees, agents, successors, or assigns shall have any further liability or obligation with respect to the Settled Debt;

2.3.	Debt Holders shall have no right to seek collection, repayment, reinstatement, replacement, or revival of the Settled Debt, directly or indirectly;

2.4.	the cancellation and release contemplated by this Agreement are intended to be final and irrevocable; and

2.5.	the Parties intend that the Settled Debt shall be deemed fully satisfied and extinguished for all purposes, including accounting, financial reporting, audit, regulatory, tax, and due diligence purposes.

3.	Release of Claims. In consideration of and conditioned upon the receipt of the consideration and mutual covenants set forth herein, each Party, on behalf of itself and each of its respective past, present, and future affiliates, associates, attorneys, accountants, agents, representatives, predecessors, successors, assigns, heirs, beneficiaries, members, managers, officers, directors, shareholders, employees, and all persons or entities claiming by, through, or under them, hereby irrevocably releases and forever discharges the other Party and each of its respective past, present, and future affiliates, associates, officers, directors, shareholders, employees, attorneys, accountants, agents, representatives, predecessors, successors, assigns, heirs, beneficiaries, members, managers, and all persons or entities claiming by, through, or under them, from any and all claims, demands, liens, agreements, contracts, covenants, promises, actions, suits, causes of action, obligations, controversies, debts, liabilities, damages, judgments, losses, costs, expenses, rights, claims for equity, claims for ownership interests, claims for fees, orders, penalties, and liabilities of whatever kind or nature, whether arising in law, equity, contract, tort, statute, or otherwise, whether known or unknown, suspected or unsuspected, fixed or contingent, accrued or unaccrued, concealed or hidden, which have existed, now exist, or may hereafter exist arising out of, relating to, or in connection with the Debt or the Settled Debt. Without limiting the foregoing, Debt Holders expressly acknowledge and agree that neither the Company nor any of its past, present, or future officers, directors, shareholders, employees, agents, successors, or assigns shall have any liability whatsoever with respect to the Debt or the Settled Debt following the execution of this Agreement. The Parties intend that this release shall constitute a complete, final, irrevocable, and perpetual settlement and discharge of all claims arising out of or relating to the Debt or the Settled Debt and that no claim or cause of action released hereby shall ever be revived, asserted, reassigned, transferred, inherited, or otherwise pursued by any person or entity.

4.	Non-Assignment of Claims. Each Party represents and warrants to the other Party that it has not assigned, pledged, hypothecated, transferred, conveyed, sold, or otherwise disposed of, or attempted to assign, pledge, hypothecate, transfer, convey, sell, or otherwise dispose of, any right, claim, demand, cause of action, account, note, indebtedness, or other interest arising out of or relating to the Debt or the Settled Debt. Each Party further represents and warrants that no other person or entity possesses any right, title, or interest in or to the Debt or the Settled Debt and that such Party possesses full authority to execute this Agreement and grant the releases contained herein. Each Party agrees to indemnify, defend, and hold harmless the other Party and its respective past, present, and future officers, directors, shareholders, members, managers, employees, agents, attorneys, accountants, affiliates, predecessors, successors, assigns, heirs, and representatives from and against any and all claims, demands, actions, causes of action, liabilities, losses, damages, costs, expenses, judgments, and reasonable attorneys’ fees arising out of or relating to any actual or alleged assignment, pledge, transfer, conveyance, or disposition of the Debt or the Settled Debt, or any attempt thereof. The Parties acknowledge and agree that the representations and warranties contained in this Section are material inducements to the execution of this Agreement and shall survive indefinitely notwithstanding the execution of this Agreement and the consummation of the transactions contemplated hereby.

5.	Post-Settlement Actions. The Parties desire to provide for a complete and amicable settlement of the Debt and, accordingly, agree that following the execution of this Agreement, neither Party shall take any action inconsistent with the terms and intent of this Agreement or make any claim, demand, assertion, or representation inconsistent with the full and final settlement, satisfaction, cancellation, release, discharge, and extinguishment of the Settled Debt. Without limiting the foregoing, Debt Holders agree that they shall not, directly or indirectly:

5.1.	seek to collect, recover, enforce, assign, sell, pledge, transfer, reinstate, revive, refinance, replace, or otherwise assert any right or claim arising out of or relating to the Settled Debt;

5.2.	represent to any person or entity that the Company remains liable for the Settled Debt;

5.3.	assist, encourage, finance, or participate in any action or proceeding seeking to enforce or revive the Settled Debt; or

5.4.	take any action intended or reasonably likely to impair the full and final settlement contemplated by this Agreement.

The Parties further agree to cooperate in good faith and to execute such additional documents and take such additional actions as may be reasonably necessary or desirable to evidence and effectuate the purposes of this Agreement and the permanent extinguishment of the Settled Debt.

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6.	Further Assurances. The Parties intend this Agreement to constitute a complete, final, irrevocable, and perpetual settlement, satisfaction, cancellation, release, discharge, and extinguishment of the Debt and the Settled Debt. Accordingly, each Party agrees to execute and deliver such additional agreements, certificates, instruments, affidavits, releases, confirmations, and other documents and to take such further actions as may be reasonably necessary or desirable to evidence, implement, effectuate, and carry out the purposes and intent of this Agreement. Without limiting the foregoing, each Party agrees to cooperate in good faith and to execute such further documents and take such additional actions as may be reasonably requested by the other Party or by any auditor, accountant, governmental authority, regulatory authority, lender, investor, purchaser, successor, or other third party in order to:

6.1.	evidence the cancellation and extinguishment of the Settled Debt;

6.2.	confirm that no further liability exists with respect thereto;

6.3.	remove or clarify any reference to the Debt or the Settled Debt appearing in any books and records, schedules, financial statements, or disclosures;

6.4.	respond to any reasonable due diligence request relating to the Debt or the Settled Debt; and

6.5.	effectuate the complete and permanent settlement contemplated hereby.

6.6.	The obligations contained in this Section shall survive indefinitely and shall be binding upon the Parties and their respective heirs, successors, assigns, representatives, and permitted transferees.

7.	Notices. Any notice, request, demand, claim, consent, approval, or other communication required or permitted hereunder shall be in writing and shall be deemed duly given: (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service, charges prepaid; (c) one (1) Business Day after being transmitted by electronic mail; or (d) three (3) Business Days after being deposited in the United States mail, certified or registered, return receipt requested and postage prepaid, in each case addressed to the intended recipient at the address or email address set forth below or at such other address or email address as either Party may designate from time to time in accordance with this Section.

If to the Company, to:	If to Debt Holders, to:

Attn: Aitan Zacharin, CEO The Greater Cannabis Company, Inc. 2833 Smith Avenue, Suite 333 Baltimore, Maryland 21209 Phone: ___________________	Attn: Elisha Kalfa; Yonah Kalfa _________________________ _________________________ _________________________ Phone: ___________________
Email: ___________________	Email: ___________________

A notice delivered personally shall be effective upon receipt. A notice delivered by electronic mail shall be effective one (1) Business Day following transmission. A notice delivered by overnight courier shall be effective one (1) Business Day following deposit with such courier. A notice delivered by certified or registered mail shall be effective on the third (3rd) Business Day following mailing. Any Party may change its address or email address for notices by giving notice in accordance with this Section.

8.	Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof or the application of such provision to any other person or circumstance, and this Agreement shall be construed and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein. To the fullest extent permitted by applicable law, the Parties agree that any such invalid, illegal, or unenforceable provision shall be deemed modified and construed so as to most nearly effectuate the original intent and economic effect of such provision while remaining valid and enforceable. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected thereby.

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9.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, negotiations, discussions, representations, warranties, promises, commitments, and communications, whether oral or written, relating to the Debt or the Settled Debt. The Parties acknowledge and agree that no Party has relied upon any representation, warranty, promise, covenant, or undertaking not expressly set forth herein. No amendment, modification, waiver, discharge, or termination of this Agreement shall be effective unless contained in a written instrument executed by both Parties. The Parties further acknowledge and agree that this Agreement is intended to constitute the complete, final, irrevocable, and exclusive agreement between them concerning the Debt and the Settled Debt and that all prior agreements, understandings, and obligations relating thereto are merged herein and superseded hereby.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any choice of law or conflict of law principles that would result in the application of the laws of any jurisdiction other than the State of Florida. The Parties further agree that any action, suit, proceeding, claim, or dispute arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Miami-Dade County, Florida, and each Party hereby irrevocably submits to the jurisdiction of such courts and waives any objection based upon improper venue or forum non conveniens. Each Party further waives, to the fullest extent permitted by applicable law, any claim that such courts constitute an inconvenient forum.

11.	Independent Counsel. Each Party acknowledges that it has been advised to seek independent legal counsel concerning this Agreement and the transactions contemplated hereby and that each Party has either consulted with such counsel or knowingly elected not to do so. Each Party further acknowledges that this Agreement has been negotiated jointly by the Parties and shall not be construed against either Party as the drafter hereof.

12.	Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures transmitted electronically or by portable document format (PDF) shall be deemed original signatures for all purposes.

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IN WITNESS WHEREOF, the Parties have each signed this Agreement either personally or by its duly authorized representative to be effective as of the date first given above.

THE GREATER CANNABIS COMPANY, INC.

Aitan Zacharin, Chief Executive Officer

DEBT HOLDERS

02490585 ONTARIO INC. (ELISHA KALFA), AND YONAH KALFA

Elisha Kalfa, Director of 02490585 Ontario Inc.

Yonah Kalfa

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